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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 3)

SupportSoft, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

868587106
						(CUSIP Number)

October 18, 2002
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-1(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 868587106				13D				Page 2 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-8,274,150-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-8,274,150-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-8,274,150-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	24.7%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 868587106				13D				Page 3 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-8,274,150-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-8,274,150-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-8,274,150-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	24.7%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 868587106				13D				Page 4 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	G. Randall Hecht
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-8,274,150-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-8,274,150-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-8,274,150-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	24.7%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IN, HC
----------------------------------------------------------------

CUSIP No. 868587106				13D				Page 5 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-5,400,000-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-5,400,000-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-5,400,000-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	16.1%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 868587106				13D			Page 6 of 10

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of SupportSoft, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)  RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 1700, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II.	(a)  RS Investment Management, L.P. is a California Limited Partnership.
	(b)	388 Market Street, Ste 1700, San Francisco, CA  94111
(c)registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III.	(a)	RS Diversified Growth Fund is a series of a Massachusetts Business
Trust.
	(b)	388 Market Street, Ste 1700, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV.	(a)	G. Randall Hecht is a control person of RS Investment
Management Co. LLC and RS Investment Management, L.P.
(b) RS Investments, 388 Market Street, Ste 1700, San Francisco, CA 94111
(c) Chief Executive Officer of RS Investment Management Co. LLC and
RS Investment Management, L.P.
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

RS Investment Management, L.P. is a Registered Investment Adviser and the investment adviser to RS Diversified Growth Fund.
RS Investment Management Co. LLC is the General Partner of RS Investment Management, L.P. G. Randall Hecht is a control person of RS
Investment Management Co. LLC and RS Investment Management, L.P.

CUSIP No. 868587106				13D			Page 7 of 10


ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		8,274,150	24.7%
RS Investment Mgmt, L.P.		8,274,150	24.7%
RS Diversified Growth Fund		5,400,000	16.1%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 33,507,063 shares of Common Stock of the Issuer outstanding as of August 14, 2002.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 8,274,150 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 8,274,150 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is a series Of a Massachusetts Business Trust with shared dispositive power over 5,400,000 shares of the Issuer.

CUSIP No. 868587106				13D			Page 8 of 10

The following is a list of transactions by the filing parties in the last 60 days:

DATE           SHARES    PRICE/SH   TYPE

08/20/2002      3000       2.44     open mkt purchase
08/20/2002      2500       2.44     open mkt purchase
08/21/2002      2800       2.34     open mkt purchase
08/21/2002      5500       2.32     open mkt purchase
08/21/2002      2200       2.34     open mkt purchase
08/21/2002      4500       2.32     open mkt purchase
08/22/2002      4400       2.57     open mkt purchase
08/22/2002      3500       2.57     open mkt purchase
08/26/2002      2700       2.48     open mkt purchase
08/26/2002      2300       2.48     open mkt purchase
08/27/2002      1200       2.39     open mkt purchase
08/27/2002       900       2.39     open mkt purchase
08/28/2002     16100       2.26     open mkt purchase
08/28/2002     16200       2.26     open mkt purchase
08/28/2002      2700       2.26     open mkt purchase
08/29/2002      2300       2.28     open mkt purchase
08/29/2002      2300       2.28     open mkt purchase
08/29/2002       400       2.28     open mkt purchase
08/30/2002      7000       2.39     open mkt purchase
08/30/2002      6900       2.39     open mkt purchase
08/30/2002      1100       2.39     open mkt purchase
09/03/2002      4600       2.30     open mkt purchase
09/03/2002      4600       2.30     open mkt purchase
09/03/2002       800       2.30     open mkt purchase
09/04/2002      5000       2.33     open mkt purchase
09/04/2002      5000       2.33     open mkt purchase
09/04/2002      5000       2.33     open mkt purchase
09/04/2002      5000       2.33     open mkt purchase
09/05/2002      1700       2.31     open mkt purchase
09/05/2002      3500       2.31     open mkt purchase
09/06/2002      6600       2.27     open mkt purchase
09/06/2002      1700       2.32     open mkt purchase
09/06/2002      3300       2.32     open mkt purchase
09/06/2002     13200       2.27     open mkt purchase
09/12/2002      5000       2.19     open mkt purchase
09/12/2002       500       2.19     open mkt purchase
09/12/2002      5000       2.19     open mkt purchase
09/12/2002     50000       2.19     open mkt purchase
09/13/2002     12700       2.19     open mkt purchase
09/13/2002       800       2.19     open mkt purchase
09/16/2002      4700       2.17     open mkt purchase
09/16/2002       300       2.17     open mkt purchase
09/17/2002      3900       2.15     open mkt purchase
09/17/2002       300       2.15     open mkt purchase
09/18/2002      9300       2.04     open mkt purchase
09/18/2002       600       2.04     open mkt purchase
09/19/2002      6900       2.05     open mkt purchase
09/19/2002       500       2.05     open mkt purchase
09/25/2002      9400       2.06     open mkt purchase
09/25/2002       600       2.06     open mkt purchase
09/26/2002      4700       2.17     open mkt purchase
09/26/2002       300       2.17     open mkt purchase
09/27/2002     23700       1.90     open mkt purchase
09/27/2002      4700       2.02     open mkt purchase
09/27/2002      1300       1.90     open mkt purchase
09/27/2002       300       2.02     open mkt purchase
09/30/2002     10000       2.04     open mkt purchase
10/08/2002      1900       2.16     open mkt purchase
10/08/2002      1900       2.16     open mkt purchase
10/08/2002      9300       2.16     open mkt purchase
10/08/2002      1900       2.16     open mkt purchase
10/09/2002       600       2.23     open mkt purchase
10/09/2002       600       2.23     open mkt purchase
10/09/2002      3200       2.23     open mkt purchase
10/09/2002       600       2.23     open mkt purchase
10/10/2002       600       2.22     open mkt purchase
10/10/2002       600       2.22     open mkt purchase
10/10/2002      3200       2.22     open mkt purchase
10/10/2002       600       2.22     open mkt purchase
10/11/2002      4100       2.23     open mkt purchase
10/11/2002      5500       2.23     open mkt purchase
10/14/2002      2800       2.33     open mkt purchase
10/14/2002      3800       2.33     open mkt purchase
10/17/2002      3600       2.72     open mkt purchase
10/17/2002     10800       2.72     open mkt purchase
10/17/2002      3600       2.72     open mkt purchase
10/17/2002     28600       2.72     open mkt purchase
10/17/2002     12600       2.72     open mkt purchase
10/17/2002     26500       2.72     open mkt purchase
10/18/2002       400       2.88     open mkt purchase
10/18/2002      1000       2.78     open mkt purchase
10/18/2002      1100       2.88     open mkt purchase
10/18/2002      3100       2.78     open mkt purchase
10/18/2002      4700       2.78     open mkt purchase
10/18/2002      1700       2.88     open mkt purchase
10/18/2002     23300       2.78     open mkt purchase
10/18/2002      8100       2.88     open mkt purchase
10/18/2002      9100       2.78     open mkt purchase
10/18/2002      3300       2.88     open mkt purchase
10/18/2002     15000       2.78     open mkt purchase
10/18/2002      5400       2.88     open mkt purchase

CUSIP No. 868587106				13D			Page 9 of 10

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	October 21, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:	RS Investment Management Co. LLC
	General Partner
	By:  /s/  G. Randall Hecht
		    G. Randall Hecht
		    Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	RS Investment Management Co. LLC
		General Partner
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer

/s/	G. Randall Hecht
	G. Randall Hecht

CUSIP No. 868587106				13D			Page 10 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	October 21, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:	RS Investment Management Co. LLC
	General Partner
	By:  /s/  G. Randall Hecht
		    G. Randall Hecht
		    Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	RS Investment Management Co. LLC
		General Partner
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer

/s/	G. Randall Hecht
	G. Randall Hecht